SETTLEMENT AGREEMENT
AND
MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (hereinafter referred to as the “Settlement Agreement”), is effective as of January ___, 2009, and is made by and between Ethos Environmental, Inc., a Nevada corporation (the “Company”) and Dick F. Chase, an individual (“Chase”). Ethos and Chase shall hereinafter collectively be referred to as “the Parties.”  This Agreement is made in consideration of the following facts and recitals:

BACKGROUND INFORMATION

A.           Whereas, on March 31, 2008, the Company issued a Promissory Note to Chase in the principal amount of $300,000 and bearing interest at 12% per annum, payable monthly in arrears (the “2008 Note”). The 2008 Note is due in full on March 31, 2009.

B.           Whereas, the Company is currently offering $1,000,000 of 12% Convertible Debentures, pursuant to a private placement (the “Private Placement”). The Private Placement is comprised of 20 Units (each a “Unit”) offered at $50,000 per Unit, each Units includes the 12% Convertible Debenture, a Common Stock Purchase Warrant for the purchase of 100,000 shares of the Company’s Common Stock at $0.25 per share and 33,000 shares of the Company’s Common Stock are included as incentive shares for the purchase of each Unit.

C.           Whereas, the Parties wish to: (i) amend the 2008 Note and convert $50,000 of the principal amount due under the 2008 Note into one Unit under the Private Placement; (ii) the Company and Chase shall enter into those documents evidencing the Private Placement, including a Securities Purchase Agreement,  Convertible Debenture, Common Stock Purchase Warrant and Security Agreement; (iii) the Company shall issue a new note in the principal amount of $250,000 bearing interest at 12% per annum, due in full on or before December 31, 2009 (the “New Note”); and, the New Note shall provide that Chase shall have the right to convert any amounts due under the New Note into additional Units based on each new Unit purchased by entities or individuals introduced to or referred by Chase to the Company.

D.           Whereas, as a result of negotiations between the Parties the foregoing resolution is deemed by each Party to be fair and equitable, and by this Settlement Agreement wish to compromise, resolve, waive and release any and all claims, known or unknown, which exist or may exist between them today, except for any claims that are intended to survive this Settlement Agreement as set forth herein, on the terms set forth herein.

AGREEMENT

Now, wherefore, for good and valuable consideration, the Parties hereto agree as follows:

1.           Mutual General Release.

1.1           Release By the Company.  Except as to such rights or claims as may be created by this Settlement Agreement or any agreement executed by the Parties pursuant to this Settlement Agreement, and subject to and conditioned upon the performance and completion of the undertakings by Chase as set forth in Section 2, below, the Company hereby discharges and releases Chase, and his assigns, agents, representatives, attorneys, predecessors and successors in interest, from any and all claims, demands, obligations, or causes of action heretofore or hereafter arising out of, connected with, or incidental to Chase’s relationship with the Company.

1.2           Release by Chase.  Except as to such rights or claims as may be created by this Settlement Agreement or any agreement executed by the Parties pursuant to this Settlement Agreement, and subject to and conditioned upon the performance and completion of the undertakings by Company as set forth in Section 2, below, Chase hereby discharges and releases the Company, and the Company’s current and former officers, directors, employees, shareholders, note holders, attorneys, assigns, agents, representatives, predecessors and successors in interest, from any and all claims, demands, obligations, or causes of action heretofore or hereafter arising out of, connected with, or incidental to Chase’s relationship with the Company prior to the effective date hereof.

1.3           Release of Unknown Claims.   The Parties acknowledge and agree that this release applies to all claims for any injuries, damages, losses or claims, whether known or unknown, foreseen or unforeseen, patent or latent, that the Parties hereto now have or may acquire, and each Party hereto hereby waives application of California Civil Code Section 1542, and any and all provisions, rights and benefits conferred by any law of any state or territory of te United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

(a) Each Party hereto certifies that such party is aware of the provisions of California Civil Code Section 1542 which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b) The Parties understand and acknowledge the significance and consequences of the waiver of California Civil Code Section 1542; and that this release and waiver of California Civil Code 1542 is a significant material part of the consideration of entering into this Settlement Agreement. The Parties expressly acknowledge that this Settlement Agreement except for ongoing obligations set forth in the attached agreements, is intended to include a release, without limitation, of all claims, and acknowledges that the execution of this Settlement Agreement is entered into for the purpose of extinguishing any such claim or claims.

(c) The Parties further understand and acknowledge that if any party hereto, or such Parties respective officers, directors, employees, shareholders, attorneys, assigns, agents, representatives, predecessors and successors in interest, eventually discover additional damages or claims arising out of the facts and claims released herein, that Party will not be able to make any claim for any such losses or damages.  Furthermore, the Parties acknowledge that they intend these consequences even as to claims for losses or damages that may exist as of the date of this Settlement Agreement but which the Parties hereto do not presently know to exist, and which if known, would have materially affected the Party’s decision to execute this Settlement Agreement.

1.4           The Parties understand and agree the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising and relating directly or indirectly out of any of the facts, acts, omissions, events, damages and/or injuries arising from or relating in any way to any litigation which is pending between the Parties, that have arisen, or may arise in the future, or from or relating directly or indirectly from any and all events or relationships between the Parties.  All such claims (including related fines, penalties, interest, attorneys’ fees and costs, rights of injunctive relief) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, fraud and deceit, negligent misrepresentation, conversion of labor, breach of partnership, intentional interference with business contract, breach of contract; or any other claim or cause of action; and regardless of the forum in which it might be brought.

2.           Agreements and Undertakings of the Parties. Concurrently with the execution of this Settlement Agreement, and as a conditioned precedent to the settlement of the Parties contemplated by this Settlement Agreement, the Parties shall enter into the following agreements and undertakings:

2.1           Execution of Private Placement Documents.  The Company and Chase shall enter into those certain Agreements comprising the Company’s Private Placement, including a Securities Purchase Agreement attached hereto as Exhibit 2.1.1, the Convertible Promissory Note attached hereto as Exhibit 2.1.2, the Common Stock Purchase Warrant attached hereto as Exhibit 2.1.3, and the Security Agreement attached hereto as Exhibit 2.1.4.

2.2           Execution of Promissory Note.  The Company and Chase shall enter into that certain New Note, as attached hereto as Exhibit 2.2 evidencing the remaining $250,000 due and payable to Chase and including the right to convert any such principal and interest due and owing into additional Units based on any Units sold by the Company to an individual or entity referred to or introduced by Chase to the Company.

3.           Representations, Warranties and Covenants of Chase.

3.1           Acknowledgment of Potential Increase in Share Value and/or Sale of the Company.

(a)           Chase acknowledges that the sale price for the shares of the Company’s Common Stock has been determined based on negotiations and the terms of this settlement and not on actual market value of the shares.

(b)           Chase acknowledges that Chase is not relying upon any person, firm or corporation, in making his decision to purchase pursuant to the Private Placement.

(c)           Chase further acknowledges and represents that he understands that the shares of common stock of the Company could depreciate in value considerably in the near term or otherwise in the future and notwithstanding such possibility Chase desires to enter into this Settlement Agreement and the related agreements identified herein.

3.2           Authority.   Chase represents and warrants that he has all requisite power and authority to execute and deliver this Settlement Agreement, and any of the related agreements and documents, and to consummate any of the transactions contemplated hereby.  This Settlement Agreement when duly executed and delivered by Chase, assumes the due authorization, execution, and delivery thereof Chase, and constitutes the legal, valid, and binding obligation of Chase in accordance with its terms.

4.           Representations, Warranties and Covenants of the Company

4.1           Authority.   The Compnay represents and warrant that it has all requisite power and authority to execute and deliver this Settlement Agreement, and any of the related agreements and documents, and to consummate any of the transactions contemplated hereby or thereby.  The execution and delivery of this Settlement Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action, and no other proceedings on the part of the Company is necessary to authorize this Settlement Agreement or to consummate the transactions contemplated hereby.

5.           Notices.  All notices, requests, demands and other communications under this Agreement, including any request or demand for indemnification under paragraph 3, shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or within five (5) business days if mailed to the party to whom notice is to be given, by first-class mail, registered, or certified, postage prepaid and properly addressed as follows:

If to the Company:                Ethos Environmental, Inc.
6800 Gateway Park Drive
San Diego, Ca 92154
Attention: Mr. Corey P. Schlossmann, Chairman and CEO
Telephone: 619-575-6800
Facsimile:  619.575.9300

If to Chase:	To the address and fax number set forth on the signature pages hereto.

Any notice mailed to any party hereunder will be deemed effective within five business days of deposit in the United States mail.

6.           Disclaimer of Liability. It is understood and agreed that this Settlement Agreement is a compromise of disputed claims, and that neither the mutual release specified above nor the negotiation of this settlement shall be considered as admissions of any liability whatsoever by anyone.  It is understood that the Parties deny, any past or present wrongdoing, and no wrongdoing shall be implied from any negotiations or entry into this Agreement.

7.           Payment of Costs and Expenses; Attorney’s Fees.  Each party hereto shall be responsible for the payment of its own costs, expenses and attorneys’ fees in conjunction with the matters referred to herein. However, in the event litigation is commenced to interpret or enforce any of the provisions of this Agreement, to recover damages for the breach of any of the provisions of this Settlement Agreement, or to obtain declaratory relief in connection with any of the provisions of this Settlement Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

8.           Confidentiality of Entire Agreement.

8.1           The Parties and their attorneys, and each of their agents or persons acting for them, are prohibited from disclosing the nature and substance of the claims involved, settlement terms and conditions, and the history, background, negotiations, terms and conditions of all settlements with any individual other than their attorneys of record and/or advisers for income tax or other legal purposes.  The Parties may make such disclosures to their attorneys or to any other person or entity such as accountants, auditors or insurers, shareholders, or any other similar entity or individual to whom such disclosure is required in the ordinary course of the business, or to any potential financing source, acquirer, investor or partner of the Company, or to anyone to whom disclosure is required by subpoena or other legal process or operation of law.

8.2           The Parties and their attorneys, and each of their agents or persons acting for them, may not make any statements, either directly or indirectly, by implication or innuendo, to the press or media, concerning the fact or amount of settlement, the nature and substance of the claims resolved herein or describe or characterize the settlement in any way.  The Parties and their attorneys, and each of their agents or persons acting for them, may not use their involvement in this settlement as the basis for speeches, interviews, seminars, articles, books or promotional materials of any kind.  Any inquiry made of the Parties and their attorneys, and each of their agents or persons acting for them, into the subject matter of these settlement terms, by anyone, including the press or media, will be met by a statement that the disagreements were disposed of to the mutual satisfaction of the parties’ and that they have no further comment.

9.           Further Assurances.  Each of the Parties to this Agreement agrees to perform such further acts and to execute and deliver any and all further documents that may reasonably be necessary or desirable to effectuate the purpose of this Agreement.

10.           Representation of Comprehension of Document, Undertakings and Representations and Warranties.

10.1           In entering into this Agreement, the Parties hereto represent that they have read the contents of this Agreement, that the terms of this Agreement have been explained to them by their attorney, that those terms are fully understood and voluntarily accepted by them, that they have relied upon the legal advice of their respective attorney, who is an attorney of their own choosing, and that hereafter no such party shall deny the validity of this Agreement on the ground that he, she or it did not have adequate advice of counsel.

10.2           Each party to this Agreement has made such investigation of the facts pertaining to this Agreement and of all the matters pertaining thereto as it deems necessary.  In entering into this Agreement provided for herein, each party assumes the risk of any misrepresentation, concealment, or mistake.  If any party should subsequently discover that any fact relied upon by it in entering into this Agreement was untrue, or that any fact was concealed from it, or that its understanding of the facts or of the law was incorrect, such party shall not be entitled to any relief in connection therewith, including, without limitation on the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement.  This Agreement is intended to be and is final and binding between the parties hereto, regardless of any claims of misrepresentation, promise made without the intention of performing, concealment of fact, mistake of fact or law, or of any other circumstance whatsoever.

10.3           Each party is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters related herein.  Nevertheless, it is the intention of the Parties to fully, finally, and forever settle and release all such matters and claims relative thereto, which do now exist, may exist, or heretofore have existed between them.  In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete mutual releases of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

11.           Entire Agreement.  This Settlement Agreement, together with Exhibits 2.1.1, 2.1.2, 2.1.3, 2.1.4 and 2.2, constitutes the entire written agreement between the Parties, and with the exception of this agreements and instruments to be executed pursuant to the terms of this Settlement Agreement, there are no other agreements modifying its terms.  The terms of this Settlement Agreement can only be modified by a writing signed by all of the parties which expressly states that such modification is intended, and this Settlement Agreement cannot be amended by a partially or fully executed oral modification.

12.           Governing Law.  This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles.  This Agreement shall be deemed made and entered into in San Diego County, State of California, United States of America; however, it is intended to resolve all claims, known or unknown, between the Parties in any jurisdiction.

13.           Waiver of Jury Trial.  The Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Settlement Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Settlement Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which an Indemnified Party was, is, or will be involved as a party or otherwise.

14.           Interpretation of Agreement. This Settlement Agreement shall not be construed against any party on the basis that his, her or its attorney drafted it as each Party and their respective legal counsel has had an opportunity to review, make comments, changes and modifications to the Settlement Agreement prior to its execution.

15.           Signature in Counterpart; Facsimile Signatures. This Settlement Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be sufficient for execution of this Agreement.

16.           Independent Advice of Counsel. The Parties hereto, and each of them, represent and declare that in executing this Settlement Agreement they relied solely upon their own judgment, belief, knowledge and the advice and recommendations of their own independently selected counsel, concerning he nature, extent, and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the Settlement Agreement by any representations or statements covering any matters made by any other party or that party’s representatives hereto.

17.           Successors.  This Settlement Agreement shall be binding upon the Parties and their heirs, representatives, administrators, successors and assigns, and shall inure to the benefit of the released parties and each of them, and to their heirs, representative, successors and assigns.

18.           Severability.  If any provision of this Settlement Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

19.           Exhibits. All of the Exhibits hereto are material provisions of this Settlement Agreement, and the terms of those Exhibits are expressly made part of this Settlement Agreement.

IN WITNESS THEREOF, each of the undersigned has executed this Settlement Agreement and General Mutual Release.

                                ETHOS ENVIRONMENTAL, INC.

Dated: _______________                                                _______________________________
By: Corey P. Schlossmann
Its: President

DICK F. CHASE

Dated: _______________                                                _______________________________
Dick F. Chase